Form 10-K/A, Exhibit 13
period 2003-06-28
APPLIED FILMS CORP
filed 2003-09-15
CIK 1040660

2 0 0 3 A N N U A L R E P O R T A N N U A L R E P O R T

FINANCIAL HIGHLIGHTS ) FISCAL YEAR ENDED JUNE (in thousands except for per share data) 1999* 2000* 2001* 2002* 2003* STATEMENT OF OPERATIONS DATA Net Revenues $ 4,616 $ 7,133 $ 96,316 $ 137,142 $ 154,233 Gross Profit 2,696 1,785 21,625 32,568 36,614 Operating profit (loss) (1,526) (3,389) (16,871) (3,755) (3,655) Net income (loss) from continuing operations (988) 968 (4,670) (431) 1,710 Earnings (loss) from continuing operations per diluted share $ (0.28) $ 0.21 $ (0.78) $ (0.08) $ 0.15 Weighted-average common diluted shares outstanding 3,478 4,439 6,414 9,628 11,250 BALANCE SHEET DATA Working capital $ 11,812 $ 63,785 $ 22,417 $ 81,128 $ 88,684 Total assets 26,159 79,673 167,484 215,108 254,742 Long-term debt 7,180 - 6,483 - - Shareholders' equity $ 14,658 $ 73,197 $ 89,192 $ 154,570 $ 177,198 *Amounts have been adjusted to show the sale of the Longmont coatings division, which was completed September 24, 2002. GERMANY - OPERATIONS AND R&D Applied Films GmbH & Co. KG USA - HEADQUARTERS Applied Films Corporation KOREA Applied Films Korea Ltd. JAPAN Applied Films Corporation Japan Branch BELGIUM Applied Films Belgium NV HONG KONG Applied Films Asia Pacific Ltd. TAIWAN Applied Films Corporation Taiwan Branch CHINA Applied Films China Co., Ltd. applied films 2003 annual report 1

Letter to Shareholders DEAR SHAREHOLDERS: Our fiscal 2003 was a challenging year with most of the world economies in either a downturn or a state of turmoil before, during and after the Iraq war. In addition, the SARs virus affected our major markets in Asia. Applied Films effectively responded to this challenging market environment by more than doubling our backlog for equipment orders during the course of the year. While many other high tech- nology markets continued to languish, our primary markets of flat panel display, architectural and automotive glass and electronics and packaging all showed strength during the year. This allowed us to successfully implement our strategy of servicing diverse markets that share a need for high throughput, large area deposition equipment. As the bookings momentum continued throughout the year, we experienced a balance of revenue between our product groups. In July 2002, we closed our equipment- manufacturing center in Longmont and concentrated our manufacturing efforts in one centralized location in Germany which has a strong team and infrastructure. We also divested a segment of the business that has been with us since inception when we sold our Longmont coated glass operations in September 2002. This transaction confirmed our shift from coating glass for customers, to providing thin film deposition equipment. Following these changes our revenues from selling process equipment exceeded 95%. Over three years we have completely transitioned a business that was nearly 100% coated glass processing to nearly 100% thin film deposition equipment. We began the fiscal year with a very low backlog and mounted a sales campaign that spanned all of our markets and products. From this strategy we realized record bookings for the fiscal year and four consecutive quarters where new order bookings exceeded revenue, resulting in a record high backlog of over $100 million at the end of our fiscal year 2003. Market strength in all of our product areas was the catalyst that drove our bookings performance. In the second half of the fiscal year we had back to back record revenue quarters with the fourth quarter revenues exceeding $50 million for the first time in our history. Reaching this record was particularly challenging since the strength of the Euro adversely affected our competitive position in several key strategic markets. Our operations team in Germany implemented cost reduction strategies early in the year that allowed us to minimize the effect of the strengthening Euro and maintain our market position in our core markets. During fiscal 2003, we experienced bookings strength compared to the weakness in the prior fiscal year as Taiwanese LCD manufacturers began to invest in Generation 5 active matrix display technology. Early in the year we were faced with strategic selling decisions as our customers in Taiwan began their phase one expansions in Generation 5 display technology. We experienced some initial decline in our gross margin as we pursued market share growth at several key accounts as our competitor was positioned with a weaker Yen currency. The expanded presence of LCD televisions has opened up new markets for our equipment and new technical challenges as glass sizes migrate up to Generation 6 (approximately 1500mmx1800mm) and Generation 7 (approximately 1900mmx2200mm) mother glass sizes to address the main stream of the television market. In the architectural and automotive glass markets, our Terra-G(TM) thin film deposition equipment platform gained wide acceptance as we booked orders from many geographies during the fiscal year. Our customers moved ahead with 2 applied films 2003 annual report investments that had previously been delayed in fiscal 2002. These investments were driven by the need for Low-E and solar coatings on glass used in building construction. China is gearing up construction for the Beijing Olympics and in the U.S., states such as California are continuing to implement energy conservation incentives and mandates,that contribute to this demand. Our consumer packaging and electronics group had another outstanding year. We experienced continued growth in demand for packaging web coaters from China and other parts of Southeast Asia, as well as investments for web coaters in the capacitor market. During fiscal 2003 we experienced a setback in the BESTPET(R) product roll out. The enactment of restrictive pack- aging legislation in Germany postponed trials for the atmospheric topcoat developed by our partner, Krones. This protective topcoat was designed to achieve a three to five times shelf life improvement in a filled plastic bottle when applied over our BESTPET(R) solution, but Krones' atmospheric topcoat process did not work in a production environment. Over a three year development period we successfully demonstrated that our BESTPET(R) technology can successfully coat 20,000 plastic bottles per hour in vacuum. We have re-evaluated our product and have identified alternative vacuum based coating methods to apply the topcoat, and we believe can be coupled with our proven BESTPET(R) process to create a commercially viable product. During the spring of our fiscal year, SARs emerged as a major concern in many countries where we conduct our business. We worked effectively with our customers to overcome this crisis and experienced minimal delays at our equipment installations. In the display market, we were able to continue key installations through great efforts by our employees and the use of creative alternative communication strategies to overcome challenges presented by travel restrictions to the region. We were pleased with the strength in bookings activity from China this year despite the SARS crisis. We are currently expanding our office in China with plans to continue to stay ahead of the growth in this market with a strong local sales and service presence. Looking ahead we continue to be excited about the prospects for our key develop- ment programs. Our VES 400(TM) platform for the OLED market has achieved superior operating efficiencies using our proprietary deposition techniques and we are currently developing the automated mask solution for this platform which is critical to developing a successful color OLED device. We are partnering in a technology development program that we believe will produce a viable solution to this major production repeatability requirement. After completion of this development, we expect to introduce our solution as a true high volume color OLED production platform. The Solar area of our business looks very promising as well. The recent blackouts in the United States, provide additional evidence of market need for cost effective solar energy. Our development in solar is focused on cost-effective thin film solutions that represent enabling factors for the commercialization of solar technology. We are working with leading energy companies to develop these solutions and hope to continue to register growth in revenue for these technologies as our partners migrate from lab coaters to large scale coating operations. Finally, the unprecedented pace of movement in the TFT display market from 5th generation to 6th and 7th generation technologies has required rapid development of machine platforms to handle the larger glass sizes. Our design and process teams have risen to the challenge of launching these three platforms in the same year with development of equipment to handle substrates exceeding two meters square and production rates that are far more demanding than prior generations. We have increased research and development investments during the year, and much of that growth has centered on the flat panel display area as we continue to meet the demands of future generation sizes, and explore innovative solutions to meet the stringent requirements of the display market. We believe our future lies in the successful commercialization of our development programs as we broaden our product offerings in order to serve new customers in high growth markets. We are pleased with our overall performance during fiscal year 2003. To continue our growth path we must meet many future challenges as the requirements grow for advanced technology solutions that address the diverse needs of our customers. We believe that our talented employees and strong technology base will allow us to successfully meet these challenges. We thank you for your past support and look forward to a continuing relationship. Best Regards, THOMAS T. EDMAN President and Chief Executive Officer RICHARD P. BECK Chairman of the Board applied films 2003 annual report 3

Flat Panel Displays THIN FILM DEPOSITION EQUIPMENT ) FLAT PANEL DISPLAYS: Our flat panel display (FPD) deposition equipment applies conductive, optical and barrier coatings for manufacturing high information content color displays, such as high-resolution liquid crystal displays (LCDs) used in computer monitors and plasma televisions. THE NEW ARISTO(TM): Our NEW ARISTO(TM) is an advanced thin film deposition system that accommodates large glass sizes up to Gen 7, and meets the low particulate requirements of the active matrix LCD market. The NEW ARISTO(TM) is designed to apply critical conductive and reflective coatings used in this market. The system features high throughput and low cost of ownership. THE VES 400(TM): Our VES 400(TM) is a new vertical in-line machine for the OLED market. This machine is equipped with a linear etch source and linear evaporation sources for organic materials and metals. Superior layer uniformity and the highest material utilization are essential features for cost efficient mass production. The machine is also equipped with magnetron sputter sources, to deposit dielectric or metal layers. We are now partnering to develop the automatic masking system necessary to make the VES 400(TM) a strong entry into the color OLED display market. NET REVENUES ($ in thousands) 1999 2000 2001 2002 2003 COATED GLASS* 11,124 6,085 6,159 EQUIPMENT 4,617 7,133 85,192 131,057 148,074 *Adjusted to reflect the sale of the Longmont coating division, which was completed on September 24, 2002.

CONSUMER PRODUCTS PACKAGING AND ELECTRONICS ) NET REVENUES* SHAREHOLDERS' EQUITY (In millions for Fiscal Year End) (In millions for Fiscal Year End) 5 7 96 137 154 15 73 89 155 177 99 00 01 02 03 99 00 01 02 03 * Amounts have been adjusted to show the operating results of the Longmont Coatings Division, which was sold on September 24, 2002, as discontinued operations. Our web coating systems deposit thin films on flexible substrates used in various markets such as food and decorative packaging, and electronic applications such as electromagnetic interference shielding, capacitors, and touch panel applications. For packaging applications, thin films are applied to a thin plastic or metal foil substrate to create a barrier to promote freshness and extend shelf life in consumer products. Thin films provide the conductive and electronic elements critical to the manufacture of certain electronic products, such as capacitors and touch panel screens. TOPMET(TM): Our TopMet(TM) thin film deposition high vacuum web coating system provides a solution for coating metal materials on flexible substrates. TopMet(TM) is recognized as the leader in vacuum web roll-to-roll coating system. The met- allized substrates are used primarily for flexible packaging, labels, holograms and other applications. Visual appeal and good barrier properties extend the freshness and shelf life, making this system a success. MULTIMET(TM): Our MULTIMET(TM)high vacuum metallizer offers a modular thin film deposition system based on thermal evaporation technology. The system is used to deposit thin films on very thin foil substrates at high speed in vacuum for the capacitor market. Capacitors are used in a variety of electronic devices such as computers, televisions, washing machines, lights and motors. The modularity of the MULTIMET(TM) offers the flexibility to exchange coating sources quickly and allows us to adjust the machine for different electronic market applications. TOPBEAM(R): Our TOPBEAM(R) system uses electron beam evaporation technology to produce transparent barrier coatings for packaging applications. The TOPBEAM(R) provides high flexibility for different coatings used in the packaging industry. MULTIWEB(TM): Our MULTIWEB(TM) thin film deposition system uses sputter processes to apply conductive as well as dielectric coatings in a roll-to-roll process on flexible substrates. The main areas of application are window films, touch panels, antireflective and anti-reflective/ static multilayer coatings for TV screens and other displays, printed circuit boards and confidential layer stacks for security applications (anti-counterfeiting, anti-theft). applied films 2003 annual report 5

RESEARCH AND DEVELOPMENT SALES BY REGION (In millions for Fiscal Year End) (FY 2003 - In millions) Europe $45 U.S.A. $11 Asia $98 SALES BY TYPE 1.0 1.2 6.3 9.2 12.3 (FY 2003 - In millions) Equipment $98 99 00 01 02 03 Coated Glass $6 Solar Control Coatings ARCHITECTURAL, AUTOMOTIVE AND SOLAR GLASS Our architectural and automotive thin film deposition systems apply Low-E coatings and solar control coatings on large glass substrates used in architec- tural applications and automotive windows. Our thin film deposition systems for solar cell manufacturing cover a wide range of photovoltaic applications ranging from metal and conductive layer coatings for the electrodes over amorphous silicon coatings for Thin Film Solar Cells, to sputtered silicon nitride used as an anti-reflective and passive layer for polycrystalline solar cells. TERRA-G(TM): Our Terra-G(TM) thin film deposition system is our most advanced coating system designed for the architectural and automotive glass market. High process stability, maximum process flexibility due to its modular design and an intelligent maintenance concept enable the glass manufacturers to produce functional glass with increased layer performance at reduced costs. The Terra-G(TM) uses large planar or rotary magnetron cathodes and uniformly deposits multiple thin films across a large area at very high throughput rates. The Terra-G(TM) can be up to 130 meters long and can deposit complex layer stacks of different materials on a single sheet of glass at cycle times as short as 20 seconds. With the Terra-G(TM) system our customers are able to produce coated glass with superior thermal and optical properties and solar control layers with new, brighter colors. Terra-G(TM) is a state of the art solution for high quality coating at high speed for technically demanding coating processes, such as low emissivity and solar control coatings. Apart from its modular design a whole series of innovative details renders the Terra-G(TM) system very attractive for our customers. 6 applied films 2003 annual report

ATON(TM)-SERIES: With our ATON(TM)-Series we introduce an innovative SiN sputter deposition system for the photovoltaic market. This machine is designed for the mass production of anti-reflective passivation layers for polycrystalline silicon solar cells. With its modular design and ability to accommodate various substrate sizes it offers unparalleled production flexibility. ATON(TM) is a reliable production system which can be operated continuously for more than one week, and at a low cost of ownership. For the Solar Cell manufacturers this means higher uptime, more throughput and higher productivity. SOLARISTO(TM): Our SOLARISTO(TM) thin film deposition system, a derivative of the NEW ARISTO(TM), is a vertical in-line system that handles medium-sized substrates. The SOLARISTO(TM) uses planar magnetron cathodes and a linear PECVD process for the deposition of multiple thin films on the substrate, which is moving vertically through the system. The SOLARISTO(TM) can be up to 50 meters long and can be modified to coat on both sides of the substrate. Solar cell markets continue to develop innovative technologies that allow for the generation of power, using surfaces of buildings, such as window glass and rooftops. We believe this technology can play a significant role as a future alter- native energy source, reducing the world's dependence on petroleum based energy sources. We are currently developing deposition technology and equipment for the solar cell market and we believe that the use of thin films in solar power generation will continue to expand. applied films 2003 annual report 7

B E S T P E T(R) ( PLASTIC BEVERAGE BOTTLES Our PET bottle barrier coating processes enhance the material properties of PET bottles, which extends the shelf life of beverages and other products. Our barrier coating does not come in con- tact with the beverage and does not require United States Food and Drug Administration approval. This will allow bottlers to migrate away from heavy, expensive glass bottles into lighter, less expensive plastic or PET bottles. BESTPET(R)LG 20: Our BESTPET(R)LG 20 system deposits silicon oxide on the outside of the bottles at a rate of 20,000 bottles per hour using evaporation technology. We also supply our GMS Tester(TM), which is a leading tech- nology for testing the barrier improvement factor for PET bottles. Our current technology achieves a barrier improvement factor of 2-3 times that of uncoated bottles and we are currently developing an additional protective topcoat to target a process capable of delivering a barrier improvement greater than three times that of an uncoated bottle. 8 applied films 2003 annual report

CORPORATE INFORMATION ) CORPORATE HEADQUARTERS Applied Films Corporation 9586 I-25 Frontage Road, Suite 200 Longmont, Colorado 80504 U.S.A Tel: +1-303-774-3200 Fax: +1-303-678-9275 STOCKHOLDER INFORMATION The Company's common stock is traded on the NASDAQ National Market under the symbol AFCO. TRANSFER AGENT Computershare Trust Company, Inc. 350 Indiana Street, Suite 800 Golden, CO 80401 ANNUAL MEETING October 22, 2003 8:00 a.m. Mountain Time Applied Films Corporation 9586 I-25 Frontage Road, Suite 200 Longmont, Colorado 80504 INDEPENDENT AUDITORS Ernst & Young, LLP 370 17th Street, Suite 3300 Denver, Colorado 80202 GENERAL COUNSEL Varnum, Riddering, Schmidt & Howlett LLP P.O. Box 352 Grand Rapids, MI 49501-0352 BOARD OF DIRECTORS RICHARD P. BECK** Chairman of the Board THOMAS T. EDMAN President and Chief Executive Officer JOHN S. CHAPIN Director VINCENT SOLLITTO, JR.** President and Chief Executive Officer Brillian Corporation CHAD D. QUIST** President Optera Incorporated Subsidiary of Magna Donnelly ALLEN H. ALLEY** President, Chief Executive Officer, Chairman Pixelworks, Inc. (NASDAQ: PXLW) DANIEL C. MOLHOEK, ESQ. Secretary to the Board Varnum, Riddering, Schmidt & Howlett LLP **Member of Audit, Compensation, Nominating and Corporate Governance Committees EXECUTIVE OFFICERS THOMAS T. EDMAN President and Chief Executive Officer LAWRENCE D. FIRESTONE Chief Financial Officer, Senior Vice President, Secretary and Treasurer JAMES P. SCHOLHAMER Senior Vice President, Operations GRAEME L. HENNESSEY Vice President, Sales & marketing trademark of The Coca Cola Company.

( CORPORATE PROFILE Applied Films was founded in 1976 to develop thin film technology for coatings on substrates for the display market. Over the last 5 years, we have retained our original strategy of being the leader in thin film processes, but we have shifted our focus from coating substrates to manufacturing thin film deposition equipment. We have sold over 90 flat panel display systems, 50 architectural and automotive glass systems and 500 web coaters. With our equipment manufacturing facility in Germany, research and devel- opment centers in Germany and the U.S. and global sales and service locations in eight countries, we deliver to our customers leading edge technology. Through our dedication to quality, process, and excellence, we strive to be the best in thin film deposition equipment. ( AT A GLANCE TICKER [NASDAQ]: AFCO FOUNDED: 1976 EMPLOYEES: 506 NET REVENUES: $154 Million SHARES OUTSTANDING AT 6.28.03: 11.2 Million BUSINESS: Leading manufacturer of thin film deposition equipment

USA Applied Films Corporation 9586 I-25 Frontage Road Longmont, CO 80504, USA Tel: +1 303 774 3200 Fax: +1 303 678 9275 GERMANY Applied Films GmbH & Co. KG Siemensstrasse 100 63755 Alzenau, Germany Tel: +49 6023 92 6000 Fax: +49 6023 92 6200 HONG KONG Applied Films Asia Pacific Ltd. Suite 631, Ocean Centre Harbour City, Tsim Sha Tsui Kowloon, Hong Kong Tel: +852 2110 5880 Fax: +852 2110 0220 BELGIUM Applied Films Belgium NV Leuvensesteenweg, 542/9A 1930 Zaventem Belgium Tel: +32 2 709 7990 Fax: +32 2 720 5934 CHINA Applied Films China Co., Ltd. Room 1801, Harbour Ring Plaza 18 Xi Zang Zhong Road, Shanghai China Tel: +86 21 5385 2988 Fax: +86 21 5385 3889 JAPAN Applied Films Corporation Japan Branch 3-2-1 Shinjuku Shinjuku-Ku Tokyo, Japan 160-0022 Tel: +81 3 3225 1337 Fax: +81 3 3225 1343 KOREA Applied Films Korea, Ltd. #720, Life-Officetel Bldg. 61-3 Yoido-dong Yongdeungpo-gu Seoul, Korea, 150-731 Tel: +82 2 786 1376 Fax: +82 2 786 2376 TAIWAN Applied Films Corporation Taiwan Branch 3F., No. 85 Kung-Ming Sixth Road Chu Bei City Hsinchu County, Taiwan, ROC Tel: +886 3 553 4222 Fax: +886 3 553 6502 www.appliedfilms.com